EXHIBIT 4.3


                        K-III COMMUNICATIONS CORPORATION


                           CERTIFICATE OF DESIGNATIONS

                                 _______________

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware

                                 _______________


          K-III Communications Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated May __, 1996, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

          WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:





























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                                                                               2
          1.  Designation.  The series of preferred stock authorized hereunder
              -----------
shall be designated as the "Series D Exchangeable Preferred Stock" (the "Preferred Stock"). The number of shares constituting such series shall be 2,000,000. The par value of the Preferred Stock shall be $.01 per share. The number of shares of Preferred Stock may be increased (but not above the total number of authorized and undesignated shares of preferred stock) or decreased (but not below the number of shares of Preferred Stock then outstanding) by a resolution of the Board of Directors filed with the Delaware Secretary of State.



          2.  Rank.  The Preferred Stock shall, with respect to dividend rights
              ----
and rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of the Company (including, without limitation, the Common Stock), and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank on a parity with the Series B Preferred Stock, Series C Exchangeable Preferred Stock and each other class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank junior to the Senior Exchangeable Preferred Stock and to each other class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. (All equity securities of the Company to which the Preferred Stock ranks senior, including, without limitation, the Common Stock, are collectively referred to herein as the "Junior Securities", all equity securities of the Company with which the Preferred Stock ranks on a parity, including Future Parity Securities, are collectively referred to herein as the "Parity Securities", and all equity securities of the Company to which the Preferred Stock ranks junior are collectively referred to herein as the "Senior Securities".)
































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                                                                               3
          3.  Dividends.  (a)  The holders of the outstanding shares of
              ---------
Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at an annual rate equal to 10% of the liquidation preference thereof. Dividends on each share of Preferred Stock shall accrue and be payable in cash quarterly in arrears on each Dividend Payment Date commencing on the first such date to occur after the Original Issue Date in preference to dividends on the Junior Securities. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than ten (10) nor more than sixty (60) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors.
Accrued and unpaid dividends shall not bear interest. Dividends shall cease to accrue in respect of the Preferred Stock on the Exchange Date or Redemption Date.

          (b) All dividends paid with respect to shares of the Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the holders entitled thereto.

          (c) Dividends shall accrue and be cumulative from the Original Issue Date.

          (d) Each fractional share of Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section 3(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 3(a) with respect to dividends on each outstanding share of Preferred Stock. Each fractional share of Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Preferred Stock.

          (e) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for

































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                                                                               4
payment, any dividends on shares of the Preferred Stock at any time.

          (f) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the Company on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum set apart sufficient for such payment, on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock and such Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock or any other Parity Securities which may be in arrears.

          (g) (i) Holders of shares of the Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

          (ii) So long as any shares of the Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities unless, prior
                                                                 ------
to or

                                                                               5
concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the Preferred Stock not paid on the dates provided for in
Section 3(a) hereof (including accrued dividends not paid by reason of the terms and conditions of Section 3(e) or Section 3(f) hereof) shall have been or be paid.

          (h) Subject to the foregoing provisions of this Section 3, the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may purchase or otherwise redeem any of the Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or Parity Securities, and the holders of the shares of the Preferred Stock shall not be entitled to share therein.

          (i) Dividends payable on the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          4.  Liquidation Preference.  (a)  In the event of any voluntary or
              ----------------------
involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, an amount in cash equal to $100.00 for each share outstanding, plus an amount in cash equal to accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Except as provided in the preceding sentence, holders of Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred Stock and all Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in































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                                                                               6
accordance with the amounts which would be payable on such distribution if the amounts to which the holders of outstanding shares of Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

          (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

          5.  Redemption.
              ----------

          (a)  Optional Redemption.  (i)  The Company may, at the option of the
               -------------------
Board of Directors, redeem at any time after February 1, 2001, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 5(c) hereof, any or all of the shares of Preferred Stock, at the redemption prices (expressed as a percentage of liquidation preference) set forth below plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend from the last Dividend Payment Date to the Redemption Date), without interest (the "Optional Redemption Price"):

          Year                          Optional Redemption Price
          ----                          -------------------------
          2001.........................      105%
          2002.........................      104
          2003.........................      103
          2004.........................      102
          2005.........................      101
          2006 and thereafter..........      100

          (ii) At the option of the Board of Directors, the Company may, at any time prior to February 1, 1999, redeem up to $100 million of the aggregate liquidation preference of the shares of Preferred Stock then issued and outstanding with the net proceeds of a public offering of the Common Stock at a redemption price per share equal to $110.00 plus an amount in cash equal to all accumulated but unpaid dividends per share (including any amount equal to a prorated dividend from the last Dividend Payment Date to the Redemption Date) (the "Public

                                                                               7
Offering Redemption Price") in the manner set forth in Section 5(c) hereof. Any such redemption pursuant to this Section 5(a)(ii) shall be effected by the Company within 180 days after the consummation of such public offering.

          (iii) In the event of a redemption pursuant to Section 5(a)(i) or 5(a)(ii) hereof of only a portion of the then outstanding shares of Preferred Stock redeemable thereunder, the Company shall effect such redemption pro rata according to the number of shares held by each Holder of such Preferred Stock, except that the Company may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

          (b)  Mandatory Redemption.  The Company shall redeem, from any source
               --------------------
of funds legally available therefor, in the manner provided in Section 5(c) hereof, all issued and outstanding shares of Preferred Stock on February 1, 2008, at a redemption price equal to $100.00 per share, plus an amount in cash equal to all accumulated and unpaid dividends per share (including any amount equal to a prorated dividend from the last Dividend Payment Date to the Redemption Date) (the "Mandatory Redemption Price").

          (c)  Procedure for Redemption.  (i)  At least thirty (30) days and not
               ------------------------
more than sixty (60) days prior to the date fixed for any redemption of the Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided, however, that no
                                                   --------  -------
failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (A) whether the redemption is pursuant to Section 5(a)(i), 5(a)(ii) or 5(b) hereof;

                                                                               8
          (B) the Optional Redemption Price, Public Offering Redemption Price or Mandatory Redemption Price, as the case may be;

          (C) whether all or less than all the outstanding shares of the Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Preferred Stock being redeemed;

          (D) the number of shares of Preferred Stock held by the Holder that the Company intends to redeem;

          (E)  the date fixed for redemption;

          (F) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Preferred Stock to be redeemed; and

          (G) that dividends on the shares of the Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, Public Offering Redemption Price or Mandatory Redemption Price, as the case may be.

         (ii) On or before the date fixed for redemption, each holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Public Offering Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

        (iii) Unless the Company defaults in the payment in full of the Optional Redemption Price, Public Offering Redemption Price or Mandatory Redemption Price, as the case may be,

                                                                               9
dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, Public Offering Redemption Price or Mandatory Redemption Price, as the case may be, without interest.

          6.  Voting Rights.  (a)  The holders of Preferred Stock, except as
              -------------
otherwise required under Delaware law and as set forth in paragraphs (b) and (c) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (b) The Company may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any Person without the affirmative vote or consent of the Holders of a majority of the issued and outstanding shares of Preferred Stock, Series C Exchangeable Preferred Stock and any outstanding Future Parity Securities entitled to vote thereon, voting together as one class, unless (i)(X) the Company shall be the surviving or continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Preferred Stock and the Series C Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Preferred Stock and the Series C Exchangeable Preferred Stock had immediately prior to such transaction and (Y) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving or continuing Person is at least equal to the lesser of (1) the Consolidated
Net Worth of the Company immediately prior to such transaction and (2) the Consolidated Net Worth of the Company on January 24, 1996 or (ii) the requisite holders of any Senior Security or any indebtedness of the Company have consented or granted a waiver with respect to such merger, consolidation or transfer of all or

































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                                                                              10
substantially all of the Company's assets. If any fee is paid to any holder of Senior Securities or indebtedness in connection with obtaining the foregoing consent or waiver, the Company shall pay to the Holders of the Preferred Stock an amount in cash equal to, in the aggregate, the Consent Payment Amount. If payment of the Consent Payment Amount (or any portion thereof) in cash would violate any agreement to which the Company is a party or any terms of any debt or equity security of the Company then outstanding, then such payment or portion thereof may be made in additional shares of Preferred Stock. If making such payment in additional shares of Preferred Stock would constitute such a violation, then such payment (or portion thereof) may be postponed until the terms of such agreement or debt or equity security would permit payment of the unpaid portion of the Consent Payment Amount in cash or Preferred Stock. The Consent Payment Amount shall be payable pro rata to all Holders of record of Preferred Stock as of the date of the announcement of the proposed merger, consolidation or transfer of all or substantially all assets.

          (c) In the event that the Company shall fail to declare or pay dividends on the Preferred Stock as set forth in Section 3(a) hereof for six consecutive Dividend Periods, then the number of directors constituting the Board of Directors shall be increased by two to permit the Holders of the Preferred Stock and the Series C Exchangeable Preferred Stock (if any), voting together as a class, to elect two members of the Board of Directors of the Company. Holders of a majority of the issued and outstanding shares of Preferred Stock and Series C Exchangeable Preferred Stock (if any), voting together as a class, shall thereupon have the exclusive right to elect two of the members of the Board of Directors immediately upon such failure to declare and pay dividends and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Preferred Stock and the Series C Exchangeable Preferred Stock expire.

          (d) The right of the Holders of Preferred Stock and Series C Exchangeable Preferred Stock (if any), voting together as a class, to elect members of the Board of Directors as aforesaid shall continue until such time as all accumulated dividends that are in arrears on the Preferred Stock and the Series C Exchangeable Preferred Stock are paid in full, at which time the special right of the Holders of Preferred Stock and

                                                                              11
Series C Exchangeable Preferred Stock to vote as a class for the election of directors and the term of office of the directors elected by the Holders of the Preferred Stock and Series C Exchangeable Preferred Stock shall terminate. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Preferred Stock and Series C Exchangeable Preferred Stock pursuant to this Section 6(d), or if vacancies shall exist in the offices of directors elected by the Holders of Preferred Stock and Series C Exchangeable Preferred Stock (if any), a proper officer of the Company may, and upon the written request of the Holders of record of at least twenty percent (20%) of the aggregate number of shares of Preferred Stock and Series C Exchangeable Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Preferred Stock and Series C Exchangeable Preferred Stock, for the purpose of electing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the aggregate number of outstanding shares of Preferred Stock and Series C Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Preferred Stock or Series C Exchangeable Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

          (e) At any meeting held for the purpose of electing directors at which the Holders of Preferred Stock or Series C Exchangeable Preferred Stock shall have the right, voting together as a class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the aggregate number of outstanding shares of Preferred Stock and Series C Exchangeable Preferred Stock, if

                                                                              12
any, shall be required to constitute a quorum of such Preferred Stock and Series C Exchangeable Preferred Stock.

          (f) Any vacancy occurring in the office of a director elected by the Holders of Preferred Stock and Series C Exchangeable Preferred Stock, voting together as a class, may be filled by the remaining directors elected by the Holders of Preferred Stock and Series C Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of Preferred Stock and Series C Exchangeable Preferred Stock.

          (g) In any case in which the Holders of Preferred Stock shall be entitled to vote pursuant to this Section 6 or pursuant to Delaware law, each Holder of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held.

          7.   Exchange.
               --------

          (a)  Requirements.  The Preferred Stock may be exchanged, in whole but
               ------------
not in part, on any Dividend Payment Date, from any source of funds legally available therefor, for the Company's 10% Class D Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the form of Indenture relating thereto presented to the Board of Directors (the "Indenture"). The exchange rate shall be $100.00 principal amount of the Exchange Debentures for each $100.00 of liquidation preference of Preferred Stock. An amount in cash equal to accrued but unpaid dividends (including any amount equal to a prorated dividend from the last Dividend Payment Date to the Exchange Date) shall be paid upon exchange.

          (b)  Procedure for Exchange.  (i)  At least thirty (30) days and not
               ----------------------
more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided, however, that no failure to give such notice
                         --------  -------
nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Preferred Stock to be exchanged except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                                                                              13
          (W) the date fixed for exchange;

          (X) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for exchange, in the manner designated, the certificate or certificates representing the shares of Preferred Stock to be exchanged;

          (Y) that dividends on the shares of Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on such Exchange Date; and

          (Z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Preferred Stock are surrendered for exchange on such Exchange Date.

         (ii) On or before the date fixed for exchange, each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures as aforesaid. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

        (iii) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (x) the Indenture shall have been duly executed and delivered by the Company and the trustee thereunder and (y) all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Preferred Stock so exchanged as stockholders of the Company shall cease (except the right to receive Exchange Debentures and an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date), and the Person or Persons entitled to receive the Exchange Debentures issuable upon

                                                                              14
exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the date of exchange.

          (c)  No Exchange in Certain Cases.  Notwithstanding the foregoing
               ----------------------------
provisions of this Section 7, the Company shall not be entitled to exchange the Preferred Stock for Exchange Debentures if (i) such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Company's obligations under the Indenture or the Exchange Debentures, shall violate or conflict with any applicable law or agreement or instrument then binding on the Company, (ii) after consummation of such exchange, any shares of Senior Exchangeable Preferred Stock remain outstanding with respect to which the Company has not delivered Senior Subordinated Debentures pursuant to Section 7(b)(iii)(y) of the Senior Exchangeable Preferred Stock Certificate of Designations, or (iii) at the time of such exchange, it would be rendered insolvent or its capital would be impaired by such exchange.

          8.  Conversion or Exchange.  Except as provided in Section 7, the
              ----------------------
Holders of shares of Preferred Stock shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

          9.  Preemptive Rights.  No shares of Preferred Stock shall have any
              -----------------
rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto by the Company at any time, regardless of how such securities or such warrants, rights or options may be denominated, issued or granted.

          10.  Reissuance of Preferred Stock.  Shares of Preferred Stock that
               -----------------------------
have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

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          11.  Business Day.  If any payment, redemption or exchange shall be
               ------------
required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

          12.  Definitions.  As used herein, the following terms shall have the
               -----------
following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Business Day" shall mean a day other than a Saturday, Sunday,
           ------------
     national or New York state holiday or other day on which commercial banks in New York city are authorized or required by law to close.

          "Capital Stock" shall mean any and all shares, interests,
           -------------
     participation, rights or other equivalents (however designated) of corporate stock.

          "Common Stock" shall mean the Common Stock, $.01 par value, of the
           ------------
     Company and any other class of common stock issued by the Company from time to time.

          "Company" shall mean K-III Communications Corporation.
           -------

          "Consolidated Net Worth"  shall mean, at any date of determination,
           ----------------------
     the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Company and its subsidiaries on a consolidated basis, less amounts attributable to Redeemable Stock, each item to be determined in conformity with GAAP (excluding the effects upon the Company and the Person with which the Company is merging or consolidating or to which the Company is selling all or substantially all its assets of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No.
     52), except that all effects upon the Company and the Person with which the Company is merging or consolidating or to which the Company is selling all or substantially all its assets of the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations and all reasonable costs and expenses incurred in connection with or arising out of such

                                                                              16
     merger, consolidation or transfer of assets shall be disregarded.

          "Consent Payment Amount" shall mean the product of (a) the aggregate
           ----------------------
     liquidation preference of all issued and outstanding shares of Preferred Stock and (b) the sum of all Fee Amounts for all classes or series of Senior Securities or indebtedness with respect to which a fee was paid in connection with any consent or waiver referred to in Section 6(b) hereof.

          "Dividend Payment Date" shall mean February 1, May 1, August 1 and
           ---------------------
     November 1 of each year.

          "Dividend Period" shall mean the Initial Dividend Period and,
           ---------------
     thereafter each Quarterly Dividend Period.

          "Exchange Date" shall mean the date on which the shares of Preferred
           -------------
     Stock are exchanged for the Exchange Debentures by the Company.

          "Exchange Debentures" shall have the meaning ascribed to them in
           -------------------
     Section 7(a) hereof.

          "Exchange Notice" shall have the meaning ascribed to it in Section
           ---------------
     7(b) hereof.

          "Fee Amount" shall mean, with respect to any series or class of Senior
           ----------
     Securities or indebtedness, a fraction, the numerator of which is the aggregate fee paid to such class or series and the denominator of which is
     (i) in the case of each class or series of Senior Securities, the aggregate liquidation preference of the outstanding shares of such class or series of Senior Securities and (ii) in the case of each class or series of indebtedness, the aggregate outstanding principal amount of such indebtedness.

          "Future Parity Securities" shall mean Parity Securities issued after
           ------------------------
     the Original Issue Date.

          "Holder" shall mean a holder of shares of Preferred Stock.
           ------

                                                                              17
          "Indenture" shall have the meaning ascribed to it in Section 7(a)
           ---------
     hereof.

          "Initial Dividend Period" shall mean the dividend period commencing on
           -----------------------
     the Original Issue Date and ending on the first Dividend Payment Date to occur thereafter.

          "Junior Securities" shall have the meaning ascribed to them in Section
           -----------------
     2 hereof.

          "Mandatory Redemption Price" shall have the meaning ascribed to it in
           --------------------------
     Section 5(b) hereof.

          "Optional Redemption Price" shall have the meaning ascribed to it in
           -------------------------
     Section 5(a)(i) hereof.

          "Original Issue Date" shall mean, the date upon which the Preferred
           -------------------
     Stock was originally issued by the Company.

          "Parity Securities" shall have the meaning ascribed to them in Section
           -----------------
     2 hereof.

          "Person" shall mean any individual, partnership, corporation, business
           ------
     trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Preferred Stock" shall mean the $10.00 Series D Exchangeable
           ---------------
     Preferred Stock, par value $.01 per share, liquidation preference $100.00 per share, of the Company.

          "Public Offering Redemption Price" shall have the meaning ascribed to
           --------------------------------
     it in Section 5(a)(ii) hereof.

          "Quarterly Dividend Period" shall mean the quarterly period commencing
           -------------------------
     on each February 1, May 1, August 1 and November 1 and ending on each Dividend Payment Date, respectively.

          "Redeemable Stock" shall mean Capital Stock that is redeemable prior
           ----------------
     to the scheduled final redemption of the Preferred Stock.

                                                                              18
          "Redemption Date," with respect to any shares of Preferred Stock,
           ---------------
     shall mean the date on which such shares of Preferred Stock are redeemed by the Company.

          "Redemption Notice" shall have the meaning ascribed to it in Section
           -----------------
     5(c) hereof.

          "Senior Exchangeable Preferred Stock" shall mean the $2.875 Senior
           -----------------------------------
     Exchangeable Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share, of the Company.

          "Senior Exchangeable Preferred Stock Certificate of Designations"
           ---------------------------------------------------------------
     shall mean the Certificate of Designations relating to the authorization of the Senior Exchangeable Preferred Stock.

          "Senior Securities" shall have the meaning ascribed to them in Section
           -----------------
     2 hereof.

          "Senior Subordinated Debentures" shall mean the 11 1/2% Subordinated
           ------------------------------
     Debentures Due 2004 of the Company.

          "Series B Preferred Stock" shall mean the $11.625 Series B
           ------------------------
     Exchangeable Preferred Stock, par value $.01 per share, liquidation preference $100.00 per share, of the Company.

          "Series C Exchangeable Preferred Stock" shall mean the $10.00 Series C
           -------------------------------------
     Exchangeable Preferred Stock, par value $.01 per share, liquidation preference $100.00 per share, of the Company.

          "Subsidiary" means any corporation, association or other business
           ----------
     entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

          IN WITNESS WHEREOF, K-III Communications Corporation has caused this certificate to be executed by Charles P. McCurdy,

                                                                              19
as President, and attested by Ann M. Riposanu, as Assistant Secretary, this ____ day of May, 1996.


                                   K-III COMMUNICATIONS
                                     CORPORATION


                                   By:___________________________
                                      Title:  President


Attest:


_________________________
  Assistant Secretary